EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
October 16, 2012	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252-940-4936)
Bill Wall (SVP) (252-940-5017)
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Increase in September 30, 2012 Quarterly

and Nine Months Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter ended September 30, 2012, and for the nine months ended September 30, 2012.

For the 2012 third quarter, net income increased 100.9% to $965,965 ($0.10 per diluted common share), from net income of $480,751 ($0.05 per diluted common share) for the linked 2012 second quarter, and increased 139.5% when compared to net income of $403,271 ($0.04 per diluted common share) for the comparative 2011 third quarter. Net income for the nine months ended September 30, 2012 increased 71.6% to $1,908,612 ($0.20 per diluted common share), from net income of $1,112,143 ($0.11 per diluted common share) earned for the nine months ended September 30, 2011. The improvement in earnings for the current quarter in comparison to the linked second quarter are primarily attributed to a significant reduction in non-interest expenses and partially offset by lower net interest income and higher credit provisioning expense.

Bruce Elder, President and CEO, commented, “I am pleased to report the Company’s operating results for the third quarter of 2012. The Company has been able to generate solid core earnings while simultaneously taking a very conservative approach to providing for credit quality issues. Although the level of our nonperforming assets has declined by approximately $8.2 million this year, we continue to closely monitor and manage the financial stress some of our borrowers are facing. Consequently, we have provisioned accordingly to maintain our allowance for loan and lease losses at an adequate level. Mitigating the Bank’s nonperforming assets will continue to be a top priority for the remainder of 2012 and into 2013.”

Asset Quality

Total nonperforming assets, including loans on non-accrual status, restructured loans on non-accrual status and other real estate owned (OREO) declined to $52.8 million at September 30, 2012, from $55.7 million at June 30, 2012 and $60.0 million at December 31, 2011. Loans on non-accrual status declined to $34.8 million at September 30, 2012, from $37.8 million at June 30, 2012 and $43.0 million at December 31, 2011.

The Bank recorded $2.0 million of provisions for credit losses in the 2012 third quarter, compared to $775,000 in the linked 2012 second quarter and $2.6 million in the comparative 2011 third quarter. Credit loss provisions are necessary to maintain the allowance for loan and lease losses (ALLL) at a level that management believes is adequate. The ALLL was $15.0 million at September 30, 2012 (3.1% of total loans), compared to $14.0 million at June 30, 2012 (2.8% of total loans) and $15.2 million at December 31, 2011 (2.9% of total loans). Net charge offs were $958,614 in the 2012 third quarter, compared to $1.2 million in the linked 2012 second quarter and $3.0 million in the comparative 2011 third quarter. We believe the current level of our ALLL is adequate, however, there is no assurance that regulators, increased risks in the loan portfolio, or changes in economic conditions will not require additional adjustments to the ALLL.

Other real estate owned increased marginally to $18.0 million at September 30, 2012, from $17.8 million at June 30, 2012 and $17.0 million at December 31, 2011, reflecting foreclosure activity net of sales and write-downs of certain real estate properties. Management has performed its quarterly evaluation of these OREO properties and believes their adjusted carrying values are representative of their fair market values, although there is also no assurance that the ultimate sales will be equal or greater than the carrying values.

Net Interest Income

Net interest income declined to $7.2 million for the 2012 third quarter, from $7.5 million for the linked 2012 second quarter and $8.0 million for the comparative 2011 third quarter. The change in levels of net interest income is influenced by the volume of interest-earning assets and interest-bearing liabilities and the management of rates earned and paid during each respective reporting period. The net interest margin on average earning assets remained relatively consistent at 4.4% for both the 2012 third quarter and the linked 2012 second quarter, and 4.6% for the comparative 2011 third quarter.

Non-Interest Income

Total non-interest income was $2.7 million for both the 2012 third quarter and the linked 2012 second quarter, compared to $2.3 million for the 2011 third quarter. The Bank strives to maintain a consistent level of revenue across loan and deposit service offerings. Fees, service charges and loan servicing fees also remained relatively constant at $1.6 million for the 2012 third quarter, compared to $1.7 million for both the linked 2012 second quarter and the comparative 2011 third quarter.

Net gains from mortgage loan sales increased to $858,483 for the 2012 third quarter, from $264,266 for the linked 2012 second quarter and $165,418 for the comparative 2011 third quarter. Net gains from investment securities sales declined to $27,979 for the 2012 third quarter, from $485,047 for the linked 2012 second quarter and $204,248 for the comparative 2011 third quarter.

Mr. Elder stated, “For several prior quarters, we have securitized originated mortgage loans and in effect transferred the originations from loans held for sale to securities available for sale in order to manage liquidity. During the third quarter, a significant portion of our time deposit portfolio matured and in order to reduce our cost of funds, a larger number of CD’s were redeemed. To better manage liquidity, some volume of originated mortgage loans during the third quarter were sold, servicing retained, which significantly increased our net gains from mortgage loan sales.”

In its efforts to reduce nonperforming assets, the Bank recognized net losses of $56,176 on the sale of OREO properties during the 2012 third quarter, $47,056 in the linked 2012 second quarter and $15,710 in the comparative 2011 third quarter.

Non-Interest Expense

Total non-interest expense declined to $6.4 million for the 2012 third quarter, from $8.6 million for the linked 2012 second quarter and $7.0 million for the comparative 2011 third quarter. Compensation and benefits, the largest component of these expenses, declined to $3.6 million for the 2012 third quarter, from $4.4 million for the linked 2012 second quarter and $3.7 million for the comparative 2011 third quarter. Compensation and benefits expense for the 2012 second quarter included the final accrual of anticipated lump-sum retirement benefits payable to the former CEO upon his retirement and the employment of the successor CEO.

Expenses attributable to valuation adjustments, ongoing maintenance and property taxes for other real estate owned properties declined to $315,660 for the 2012 third quarter, from $1.3 million for the linked 2012 second quarter and $579,001 for the comparative 2011 third quarter. “The stabilization of property values continues to be an issue in some of our markets. We will continue monitoring these values, prudently adjust carrying values as appropriate and dispose of other real estate owned properties as quickly as feasible,” said Mr. Elder.

FDIC insurance premiums declined to $234,061 for the 2012 third quarter, from $259,087 for the linked 2012 second quarter and $387,679 for the comparative 2011 third quarter, reflecting a change in the FDIC’s deposit insurance assessment calculation based on assets and tier one capital versus deposits.

Data processing costs declined to $344,322 for the 2012 third quarter, from $604,250 for the linked 2012 second quarter and $699,089 for the comparative 2011 third quarter, reflecting favorable initial pricing from our recently completed core data processing system upgrade. Upon the expiration of these pricing concessions, data processing expenses are anticipated to approximate previously reported amounts.

Other noninterest expenses including premises and equipment, advertising, repairs and maintenance, office supplies, professional fees, taxes and insurance, etc., remained relatively consistent during the respective reporting periods.

Income tax expense increased to $552,067 for the 2012 third quarter, from $272,348 for the linked 2012 second quarter and $255,588 for the comparative 2011 third quarter, reflecting changes in the volume of pretax income, deductible expenses, the application of permanent and temporary differences and the applicable income tax rates in effect during each period.

Balance Sheet

Total assets declined to $717.2 million at September 30, 2012, from $742.0 million at June 30, 2012 and $746.9 million at December 31, 2011. Net loans and leases receivable declined to $476.5 million at September 30, 2012, from $491.5 million at June 30, 2012 and $525.2 million at December 31, 2011, reflecting the net of principal repayments, the volume of loans originated, foreclosures, sales, and securitizations of loans into mortgage-backed securities during the current year.

Investment securities increased to $172.7 million at September 30, 2012, from $165.0 million at June 30, 2012 and $138.5 million at December 31, 2011, reflecting the net of purchases, sales, principal repayments and securitizations of certain mortgage loans. Mortgage-backed securities increased to $148.2 million at September 30, 2012, from $146.4 million at June 30, 2012 and $138.5 million at December 31, 2011. During 2012, the Bank implemented a strategy to diversify its investment portfolio through the purchase of certain tax-exempt municipal securities. At September 30, 2012, the balance of the municipal securities portfolio was $24.5 million, compared to $18.6 million at June 30, 2012.

Cash and overnight investments declined to $17.5 million at September 30, 2012, from $34.8 million at June 30, 2012 and $32.8 million at December 31, 2011, reflecting net changes in the Bank’s cash flow and liquidity position used primarily to fund the net growth in the investment portfolio and the net decline in total deposits.

Total deposits declined to $609.5 million at September 30, 2012, from $634.6 million at June 30, 2012 and $642.6 million at December 31, 2011. Core checking and savings accounts increased to $298.9 million at September 30, 2012, from $291.6 million at June 30, 2012 and $272.7 at December 31, 2011; while certificates of deposits declined to $310.6 million at September 30, 2012, from $343.0 million at June 30, 2012 and $369.9 million at December 31, 2012. The Bank strives to manage its cost of deposits by monitoring the volume and rates paid on maturing certificates of deposits in relationship to current funding needs and market interest rates. The Bank did not renew certain higher rate maturing time deposits during the 2012 third quarter, and was able to reprice new and maturing time deposits at lower rates. The cost of funds improved to 0.69% for the 2012 third quarter, from 0.83% for the linked 2012 second quarter and 1.08% for the comparative 2011 third quarter.

Stockholders' equity increased to $88.1 million at September 30, 2012, from $86.2 million at June 30, 2012 and $84.1 million at December 31, 2011, reflecting year-to-date net income and changes in accumulated other comprehensive income. The tangible equity to assets ratio increased to 11.69% at September 30, 2012, from 11.04% at June 30, 2012 and 10.69% at December 31, 2011. There were 9,751,271 common shares outstanding at September 30, 2012, June 30, 2012 and December 31, 2011, respectively. The book value per common share increased to $9.04 at September 30, 2012, from $8.84 at June 30, 2012 and $8.63 at December 31, 2011.

“The Company has been internally focused on reducing certain loan concentrations and addressing asset quality issues. We have recently established a group dedicated solely on nonperforming asset management which will allow our bankers and credit personnel to focus on new businesses development. We have streamlined our credit process, hired new bankers and credit personnel and are revamping our deposit products to be more competitive and drive non-interest revenue. Our employees, management and the Board are united and focused on making First South Bank a high performing financial institution,” said Mr. Elder.

Key Performance Ratios

Return on average assets (ROA), return on average equity (ROE), and the efficiency ratio all improved during the 2012 third quarter. ROA is 0.53% for the 2012 third quarter, compared to 0.26% for the linked 2012 second quarter and 0.21% for the 2011 third quarter. ROE is 4.42% for the 2012 third quarter, compared to 2.26% for the linked 2012 second quarter and 1.97% for the comparative 2011 third quarter. The Company continues placing efforts on improving its operating efficiency by managing net interest income, growing non-interest income, and controlling operating expenses. The efficiency ratio improved to 64.78% for the 2012 third quarter, from 84.84% for the linked 2012 second quarter and 67.77% for the comparative 2011 third quarter.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central and eastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2012	2011 *
	(unaudited)
Assets

Cash and due from banks	$11,480,221	$14,298,146
Interest-earning deposits with banks	6,030,941	18,476,173
Investment securities available for sale, at fair value	172,714,688	138,515,210
Loans and leases receivable:
Held for sale	699,928	6,435,983
Held for investment	490,784,538	533,960,226
Allowance for loan and lease losses	(15,007,009)	(15,194,014)
Loans and leases receivable, net	476,477,457	525,202,195
Premises and equipment, net	12,428,109	11,679,430
Other real estate owned	18,003,025	17,004,874
Federal Home Loan Bank stock, at cost	1,634,200	1,886,900
Accrued interest receivable	2,409,473	2,210,314
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,339,719	1,237,161
Identifiable intangible assets	47,160	70,740
Income tax receivable	2,472,843	2,194,677
Prepaid expenses and other assets	7,905,197	9,946,459

Total assets	$717,161,609	$746,940,855

Liabilities and Stockholders' Equity

Deposits:
Demand	$268,243,332	$243,719,526
Savings	30,611,359	28,988,522
Large denomination certificates of deposit	157,823,418	195,429,182
Other time	152,822,862	174,479,477
Total deposits	609,500,971	642,616,707
Borrowed money	1,973,638	2,096,189
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	7,255,336	7,804,687
Total liabilities	629,039,945	662,827,583

Common stock, $.01 par value, 25,000,000 shares authorized; 11,254,222 shares issued; 9,751,271 shares outstanding	97,513	97,513
Additional paid-in capital	35,757,978	35,815,098
Retained earnings, substantially restricted	78,418,693	76,510,081
Treasury stock, at cost	(31,967,269)	(31,967,269)
Accumulated other comprehensive income, net	5,814,749	3,657,849
Total stockholders' equity	88,121,664	84,113,272

Total liabilities and stockholders' equity	$717,161,609	$746,940,855

*Derived from audited consolidated financial statements

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First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations and Comprehensive Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest income:
Interest and fees on loans	$6,903,027	$8,582,320	$22,016,871	$26,312,194
Interest and dividends on investments and deposits	1,442,019	1,278,399	4,059,730	3,628,175
Total interest income	8,345,046	9,860,719	26,076,601	29,940,369

Interest expense:
Interest on deposits	1,002,028	1,767,524	3,572,852	5,669,228
Interest on borrowings	2,456	1,513	4,495	30,480
Interest on junior subordinated notes	91,671	83,019	274,981	248,250
Total interest expense	1,096,155	1,852,056	3,852,328	5,947,958
Net interest income	7,248,891	8,008,663	22,224,273	23,992,411
Provision for credit losses	1,961,965	2,643,282	4,576,965	8,173,293
Net interest income after provision for credit losses	5,286,926	5,365,381	17,647,308	15,819,118

Non-interest income:
Fees and service charges	1,445,990	1,485,776	4,380,751	4,554,400
Loan servicing fees	191,774	195,338	607,352	590,409
Gain (loss) on sale of other real estate, net	(56,176)	(15,710)	(132,197)	(44,418)
Gain on sale of mortgage loans	858,483	165,418	1,427,357	396,946
Gain on sale of investment securities	27,979	204,248	1,546,883	256,394
Other income	186,492	257,074	719,002	1,018,074
Total non-interest income	2,654,542	2,292,144	8,549,148	6,771,805

Non-interest expense:
Compensation and fringe benefits	3,634,348	3,658,126	12,179,449	11,389,382
Federal deposit insurance premiums	234,061	387,679	745,547	972,462
Premises and equipment	520,663	416,189	1,487,943	1,272,981
Advertising	23,217	45,670	156,782	131,055
Payroll and other taxes	332,598	338,058	1,095,872	1,092,206
Data processing	344,322	699,089	1,558,281	1,922,489
Amortization of intangible assets	115,388	149,257	340,887	442,038
Other real estate owned expense	315,660	579,001	2,901,057	1,063,602
Other	903,179	725,597	2,796,671	2,486,766
Total non-interest expense	6,423,436	6,998,666	23,262,489	20,772,981

Income before income tax expense	1,518,032	658,859	2,933,967	1,817,942
Income tax expense	552,067	255,588	1,025,355	705,799

NET INCOME	$965,965	$403,271	$1,908,612	$1,112,143

Other comprehensive income, net of taxes	1,042,543	810,839	2,156,900	1,434,070
Comprehensive income	$2,008,508	$1,214,110	$4,065,512	$2,546,213

Per share data:
Basic earnings per share	$0.10	$0.04	$0.20	$0.11
Diluted earnings per share	$0.10	$0.04	$0.20	$0.11
Average basic shares outstanding	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares outstanding	9,754,794	9,751,271	9,752,434	9,751,271

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First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarterly					Year to Date
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011	9/30/2012	9/30/2011
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$717,162	$741,965	$750,350	$746,941	$768,411	$717,162	$768,411

Loans receivable (net):
Mortgage	$72,659	$73,455	$80,263	$66,249	$80,453	$72,659	$80,453
Commercial	332,438	341,385	352,459	378,823	405,712	332,438	405,712
Consumer	65,444	70,168	71,270	72,821	74,097	65,444	74,097
Leases	5,936	6,453	7,393	7,309	7,972	5,936	7,972
Total loans (net)	$476,477	$491,461	$511,385	$525,202	$568,234	$476,477	$568,234

Cash and investments	$17,511	$34,759	$64,662	$32,774	$32,909	$17,511	$32,909
Investment securities	172,715	164,977	123,036	138,515	119,764	172,715	119,764
Premises and equipment	12,428	12,621	12,985	11,679	11,209	12,428	11,209
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,340	1,333	1,268	1,237	1,091	1,340	1,091

Deposits:
Savings	$30,611	$30,347	$31,068	$28,988	$27,551	$30,611	$27,551
Checking	268,244	261,295	262,500	243,720	243,582	268,244	243,582
Certificates	310,646	342,988	354,780	369,909	394,007	310,646	394,007
Total deposits	$609,501	$634,630	$648,348	$642,617	$665,140	$609,501	$665,140

Borrowings	$1,974	$1,758	$1,681	$2,096	$1,986	$1,974	$1,986
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	88,122	86,168	84,343	84,113	82,061	88,122	82,061

Consolidated earnings summary:
Interest income	$8,345	$8,818	$8,914	$9,363	$9,861	$26,077	$29,940
Interest expense	1,096	1,342	1,415	1,608	1,852	3,853	5,948
Net interest income	7,249	7,476	7,499	7,755	8,009	22,224	23,992
Provision for credit losses	1,962	775	1,840	2,640	2,643	4,577	8,173
Noninterest income	2,655	2,653	3,243	2,648	2,292	8,549	6,772
Noninterest expense	6,424	8,601	8,239	7,180	6,999	23,262	20,773
Income tax expense	552	272	201	142	256	1,025	706
Net income	$966	$481	$462	$441	$403	$1,909	$1,112

Per Share Data:
Basic earnings per share	$0.10	$0.05	$0.05	$0.05	$0.04	$0.20	$0.11
Diluted earnings per share	$0.10	$0.05	$0.05	$0.05	$0.04	$0.20	$0.11
Book value per share	$9.04	$8.84	$8.65	$8.63	$8.42	$9.04	$8.42

Average basic shares	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares	9,754,794	9,751,271	9,751,271	9,751,271	9,751,271	9,752,434	9,751,271

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First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarterly					Year to Date
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011	9/30/2012	9/30/2011
	(dollars in thousands except per share data)
Performance ratios:
Yield on average earning assets	5.02%	5.22%	5.26%	5.44%	5.64%	5.18%	5.67%
Cost of funds	0.69%	0.83%	0.87%	0.96%	1.08%	0.80%	1.13%
Net interest spread	4.33%	4.39%	4.39%	4.48%	4.56%	4.38%	4.54%
Net interest margin/average earning assets	4.36%	4.42%	4.42%	4.51%	4.58%	4.41%	4.54%
Earning assets to total assets	91.24%	90.94%	90.90%	91.09%	90.47%	91.24%	90.47%

Return on average assets (annualized)	0.53%	0.26%	0.25%	0.23%	0.21%	0.34%	0.19%
Return on average equity (annualized)	4.42%	2.26%	2.18%	2.12%	1.97%	2.97%	1.83%
Efficiency ratio	64.78%	84.84%	76.63%	68.95%	67.77%	74.85%	67.47%

Average assets	$730,204	$742,690	$744,395	$757,905	$774,383	$737,684	$774,383
Average earning assets	$664,609	$676,041	$678,043	$688,457	$698,984	$671,795	$698,984
Average equity	$87,437	$85,018	$84,582	$82,708	$81,757	$85,763	$81,757

Equity/Assets	12.29%	11.61%	11.24%	11.26%	10.68%	12.29%	10.68%
Tangible Equity/Assets	11.69%	11.04%	10.67%	10.69%	10.12%	11.69%	10.12%

Asset quality data and ratios:
Loans on nonaccrual status:
Nonaccrual loans
Earning	$1,984	$1,494	$2,255	$10,601	$3,179	$1,984	$3,179
Non-Earning	12,319	11,151	8,757	11,007	15,107	12,319	15,107
Total Non-Accrual Loans	$14,303	$12,645	$11,012	$21,608	$18,286	$14,303	$18,286
Nonaccrual restructured loans
Past Due TDRs	$7,649	$9,100	$6,029	$9,170	$12,568	$7,649	$12,568
Current TDRs	12,849	16,065	20,456	12,247	11,172	12,849	11,172
Total TDRs	$20,498	$25,165	$26,485	$21,417	$23,740	$20,498	$23,740
Total loans on nonaccrual status	$34,801	$37,810	$37,497	$43,025	$42,026	$34,801	$42,026
Other real estate owned	18,003	17,845	17,324	17,005	12,886	18,003	12,886
Total nonperforming assets	$52,804	$55,655	$54,821	$60,030	$54,912	$52,804	$54,912

Allowance for credit losses	$15,251	$14,268	$14,637	$15,448	$18,563	$15,251	$18,563
Allowance for credit losses to loans	3.10%	2.82%	2.78%	2.85%	3.16%	3.10%	3.16%

Net charge-offs	$959	$1,167	$2,638	$5,752	$3,018	$4,764	$8,697
Net charge-offs to loans	0.20%	0.24%	0.52%	1.10%	0.53%	1.00%	1.53%
Nonaccrual loans to loans	7.30%	7.69%	7.33%	8.19%	7.40%	7.30%	7.40%
Nonperforming assets to assets	7.36%	7.50%	7.31%	8.06%	7.15%	7.36%	7.15%
Loans to deposits	80.80%	79.80%	81.25%	84.26%	88.35%	80.80%	88.35%
Loans to assets	68.67%	68.26%	70.21%	72.66%	76.48%	68.67%	76.48%
Loans serviced for others	$328,976	$326,021	$316,297	$319,363	$302,307	$328,976	$302,307

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